Exhibit 3 First Quarter 2025 Results The Village, Playa del Carmen, Mexico

Except as the context otherwise may require, references in this presentation to “Cemex,” “we,” “us,” or “our,” refer to Cemex, S.A.B. de C.V. (NYSE: CX) and its consolidated entities. The information included in this presentation contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be covered by the “safe harbor” provisions for forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements and information are necessarily subject to risks, uncertainties, and assumptions, including but not limited to statements related to Cemex’s plans, objectives, goals, targets, and expectations (operative, financial or otherwise), and typically can be identified by the use of words such as, but not limited to, “will,” “may,” “assume,” “might,” “should,” “could,” “continue,” “would,” “can,” “consider,” “anticipate,” “estimate,” “expect,” “envision,” “plan,” “believe,” “foresee,” “predict,” “potential,” “target”, “goal”, “strategy,” “intend,” “aimed”, or other forward-looking words. These forward-looking statements reflect, as of the date such forward-looking statements are made, unless otherwise indicated, our current expectations and projections about future events based on our knowledge of present facts and circumstances and assumptions about future events. Although Cemex believes that its expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary, including materially from historical results or those anticipated by forward-looking statements due to various factors. Among others, such risks, uncertainties, assumptions, and other important factors that could cause results and any guidance presented in this presentation to differ, or that otherwise could have an impact on us, include those discussed in Cemex’s most recent annual report and those detailed from time to time in Cemex’s other filings with the Securities and Exchange Commission and the Mexican Stock Exchange (Bolsa Mexicana de Valores), which factors are incorporated herein by reference, including, but not limited to: changes in general economic, political and social conditions, including new governments and decisions implemented by such new governments, changes in laws or regulations in the countries in which we do business, elections, changes in inflation, interest and foreign exchange rates, employment levels, population growth, any slowdown in the flow of remittances into countries where we operate, consumer confidence and the liquidity of the financial and capital markets in Mexico, the United States of America, the European Union (the “EU”), the United Kingdom, or other countries in which we operate; the cyclical activity of the construction sector and reduced construction activity in our end markets or reduced use in our end markets for our products; our exposure to sectors that impact our and our clients’ businesses, particularly those operating in the commercial and residential construction sectors, and the public and private infrastructure and energy sectors; volatility in pension plan asset values and liabilities, which may require cash or other contributions to the pension plans; changes in spending levels for residential and commercial construction and general infrastructure projects; the availability of short-term credit lines or working capital facilities, which can assist us in connection with market cycles; any impact of not maintaining investment grade debt rating or not obtaining investment grade debt ratings from additional rating agencies on our cost of capital and on the cost of the products and services we purchase; availability of raw materials and related fluctuating prices of raw materials, as well as of goods and services in general, in particular increases in prices of raw materials, good and services, as a result of inflation, trade barriers, measures imposed by governments or as a result of conflicts between countries that disrupt supply chains; our ability to maintain and expand our distribution network and maintain favorable relationships with third parties who supply us with equipment, services and essential suppliers; competition in the markets in which we offer our products and services; the impact of environmental cleanup costs and other remedial actions, and other environmental, climate and related liabilities relating to existing and/or divested businesses, assets and/or operations; our ability to secure and permit aggregates reserves in strategically located areas in amounts that our operations require to operate or operate in a cost-efficient manner; the timing and amount of federal, state, and local funding for infrastructure; changes in our effective tax rate; our ability to comply with regulations and implement technologies and other initiatives that aim to reduce and/or capture CO2 emissions and comply with related carbon emissions regulations in place in the jurisdictions where we have operations; the legal and regulatory environment, including environmental, climate, trade, energy, tax, antitrust, sanctions, export controls, construction, human rights and labor welfare, and acquisition-related rules and regulations in the countries and regions in which we have operations; the effects of currency fluctuations on our results of operations and financial condition; our ability to satisfy our obligations under our debt agreements, the indentures that govern our outstanding notes, and our other debt instruments and financial obligations, and also regarding our subordinated notes with no fixed maturity and other financial obligations; adverse legal or regulatory proceedings or disputes, such as class actions or enforcement or other proceedings brought by third parties, government and regulatory agencies, including antitrust investigations and claims; our ability to protect our reputation and intellectual property; our ability to consummate asset sales or consummate asset sales in terms favorable to Cemex, fully integrate newly acquired businesses, achieve cost-savings from our cost-reduction initiatives, implement our pricing and commercial initiatives for our products and services, and generally meet our business strategy’s goals; the increasing reliance on information technology infrastructure for our sales, invoicing, procurement, financial statements, and other processes that can adversely affect our sales and operations in the event that the infrastructure does not work as intended, experiences technical difficulties, or is subjected to invasion, disruption, or damage caused by circumstances beyond our control, including cyber-attacks, catastrophic events, power outages, natural disasters, computer system or network failures, or other security breaches; the effects of climate change, in particular reflected in weather conditions, including but not limited to excessive rain and snow, shortage of usable water, wildfires and natural disasters, such as earthquakes, hurricanes, tornadoes and floods, that could affect our facilities or the markets in which we offer our products and services or from where we source our raw materials; trade barriers, including but not limited to tariffs or import taxes, including those imposed by the United Sates to key markets in which we operate, in particular, Mexico and the EU, and changes in existing trade policies or changes to, or withdrawals from, free trade agreements, including the United States-Mexico-Canada Agreement (the “USMCA”), and the overall impact that the imposition or threat of trade barriers may cause on the overall economy of the countries in which we do business or that are part of our global supply chain; availability and cost of trucks, railcars, barges, and ships, terminals, warehouses, as well as their licensed operators, drivers, staff and workers for transport, loading and unloading of our materials or that are otherwise a part of our supply chain; labor shortages and constraints; our ability to hire, effectively compensate and retain our key personnel and maintain satisfactory labor relations; our ability to detect and prevent money laundering, terrorism financing and corruption, as well as other illegal activities; terrorist and organized criminal activities, social unrest, as well as geopolitical events, such as hostilities, war, and armed conflicts, including the current war between Russia and Ukraine, conflicts in the Middle East and any insecurity and hostilities in Mexico related to illegal activities or organized crime and any actions any government takes to prevent these illegal activities and organized crime; the impact of pandemics, epidemics, or outbreaks of infectious diseases and the response of governments and other third parties, which could adversely affect, among other matters, the ability of our operating facilities to operate at full or any capacity, supply chains, international operations, availability of liquidity, investor confidence and consumer spending, as well as the availability of, and demand for, our products and services; changes in the economy that affect demand for consumer goods, consequently affecting demand for our products and services; the depth and duration of an economic slowdown or recession, instability in the business landscape and lack of availability of credit; declarations of insolvency or bankruptcy, or becoming subject to similar proceedings; natural disasters and other unforeseen events (including global health hazards such as COVID-19); and our ability to implement our “Future in Action” climate action program and achieve our sustainability goals and objectives. Many factors could cause Cemex’s expectations, expected results, and/or projections expressed in this presentation not being reached and/or not producing the expected benefits and/or results, as any such benefits or results are subject to uncertainties, costs, performance, and rate of success and/or implementation of technologies, some of which are not yet proven, among other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from historical results, performance, or achievements and/or results, performance or achievements expressly or implicitly anticipated by the forward-looking statements, or otherwise could have an impact on us or our consolidated entities. Forward-looking statements should not be considered guarantees of future performance, nor the results or developments are indicative of results or developments in subsequent periods. Actual results of Cemex’s operations and the development of market conditions in which Cemex operates, or other circumstances that may materialize, may differ materially from those described in, or suggested by, the forward-looking statements contained in the information disclosed in this presentation. Any or all of Cemex’s forward-looking statements may turn out to be inaccurate and the factors identified above are not exhaustive. Accordingly, undue reliance on forward-looking statements should not be placed, as such forward-looking statements speak only as of the dates on which they are made. The forward-looking statements and the information contained in this presentation are made and stated as of the dates specified in this presentation and are subject to change without notice, and except to the extent legally required, we expressly disclaim any obligation or undertaking to update or correct the information contained in this presentation or revise any forward-looking statements in this presentation, whether to reflect new information, the occurrence of anticipated or unanticipated future events or circumstances, any change in our expectations regarding those forward-looking statements, any change in events, conditions, or circumstances on which such statement is based, or otherwise. Readers should review future reports filed or furnished by us with the U.S. Securities and Exchange Commission and the Mexican Stock Exchange (Bolsa Mexicana de Valores). Market data used in this presentation not attributed to a specific source are estimates of Cemex and have not been independently verified. Certain financial and statistical information contained in this presentation is subject to rounding adjustments. Accordingly, any discrepancies between the totals and the sums of the amounts listed are due to rounding. Unless otherwise specified, all references to records are internal records. This presentation includes certain non-International Financial Reporting Standards (“IFRS”) financial measures that differ from financial information presented by Cemex in accordance with IFRS in its financial statements and reports containing financial information. The aforementioned non-IFRS financial measures include “Operating EBITDA” (operating earnings before other expenses, net plus depreciation and amortization) and “Operating EBITDA Margin” (Operating EBITDA for the period divided by our revenues as reported in our financial statements). The closest IFRS financial measure to Operating EBITDA is “Operating earnings before other expenses, net”, as Operating EBITDA adds depreciation and amortization to the IFRS financial measure. Our Operating EBITDA Margin is calculated by dividing our Operating EBITDA for the period by our revenues as reported in our financial statements. We believe there is no close IFRS financial measure to compare Operating EBITDA Margin. These non-IFRS financial measures are designed to complement and should not be considered superior to financial measures calculated in accordance with IFRS. Although Operating EBITDA and Operating EBITDA Margin are not measures of operating performance, an alternative to cash flows or a measure of financial position under IFRS, Operating EBITDA is the financial measure used by Cemex’s management to review operating performance and profitability, for decision-making purposes and to allocate resources. Moreover, our Operating EBITDA is a measure used by Cemex’s creditors to review our ability to internally fund capital expenditures, service or incur debt and comply with financial covenants under our financing agreements. Furthermore, Cemex’s management regularly reviews our Operating EBITDA Margin by reportable segment and on a consolidated basis as a measure of performance and profitability. These non-IFRS financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similarly titled measures presented by other companies. Non-IFRS financial measures presented in the presentation are being provided for informative purposes only and shall not be construed as investment, financial, or other advice. Also, this presentation includes statistical data regarding the production, distribution, marketing and sale of cement, ready-mix concrete, clinker, aggregates, and Urbanization Solutions. Cemex generated some of this data internally, and some was obtained from independent industry publications and reports that Cemex believes to be reliable sources. Cemex has not independently verified this data nor sought the consent of any organization to refer to their reports in this presentation. Cemex acts in strict compliance of antitrust laws and as such, among other measures, maintains an independent pricing policy that has been independently developed and its core element is to price Cemex’s products and services based upon their quality and characteristics as well as their value to Cemex’s customers. Cemex does not accept any communications or agreements of any type with competitors regarding the determination of Cemex’s prices for Cemex’s products and services. Unless the context indicates otherwise, all references to pricing initiatives, price increases or decreases, refer to Cemex’s prices for Cemex’s products. The information, statements, and opinions contained in this presentation do not constitute a public offer under any applicable legislation, an offer to sell, or solicitation of any offer to buy any securities or financial instruments, or any advice or recommendation with respect to such securities or other financial instruments. Cautionary Statement Regarding Environmental, Social, and Governance (“ESG”) and Sustainability-Related Data, Metrics, and Methodologies This presentation includes non-financial metrics, estimates, or other information related to ESG and sustainability matters that are subject to significant uncertainties, which may include the methodology, collection, and verification of data, various estimates, and assumptions, and/or underlying data that is obtained from third parties, some of which cannot be independently verified. The preparation of certain information on ESG and sustainability matters contained in the presentation requires the application of a number of key judgments, assumptions, and estimates. The reported measures reflect good faith estimates, assumptions, and judgments at the given point in time. There is a risk that these judgments, estimates, or assumptions may subsequently prove to be incorrect and/or, to the extent legally required, may need to be restated or changed. In addition, the underlying data, systems, and controls that support non-financial reporting are generally considerably less sophisticated than the systems and internal control for financial reporting and rely on manual processes. This may result in non-comparable information between organizations and/or between reporting periods within organizations as methodologies continue to develop and/or be socialized. The further development of or changes to accounting and/or reporting standards could materially impact the performance metrics, data points, and targets contained in the presentation, and the reader may not be able to compare non-financial information performance metrics, data points, or targets between reporting periods on a direct like-for-like basis. Additionally, the information disclosed in this presentation contains references to “green,” “social,” “sustainable,” or equivalent-labelled activities, products, assets, or projects. There is currently no single globally recognized or accepted, consistent, and comparable set of definitions or standards (legal, regulatory, or otherwise) of, nor widespread cross-market consensus i) as to what constitutes, a “green”, “social”, or “sustainable” or having equivalent-labelled activity, product, or asset; or ii) as to what precise attributes are required for a particular activity, product, or asset to be defined as “green”, “social”, or “sustainable” or such other equivalent label; or iii) as to climate and sustainable funding and financing activities and their classification and reporting. Therefore, there is little certainty, and no assurance or representation is given that our activities, products, or assets and/or reporting of such activities and/or reporting of those activities, products, or assets will meet any present or future expectations or requirements for describing or classifying such activities, products, or assets as “green”, “social”, or “sustainable” or attributing similar labels. We expect policies, regulatory requirements, standards, and definitions to be developed and continuously evolve over time. Cautionary Statement Regarding Forward-Looking ESG or Sustainability Statements Certain sections in the presentation contain ESG- or sustainability-related forward-looking statements, such as aims, ambitions, estimates, forecasts, plans, projections, targets, goals and other metrics, including but not limited to: climate and emissions, Business and Human Rights, corporate governance, Research and Development (“R&D”) and partnerships, development of products and services that intend to address sustainability-related concerns and sustainability related targets/ ambitions when finalized, including the implementation of technologies and other initiatives that aim to reduce and/or capture CO2 emissions. These forward-looking statements also include references to specific programs, such as our “Future in Action” climate action program, as well various ESG-related indicators, objectives or metrics disclosed previously or that may be disclosed in the future, none of which are guarantees and any and all of which may ultimately not be achieved or may be abandoned at any time, whether in part, in full, or within any specific timeframe. There are many significant uncertainties, assumptions, judgements, opinions, estimates, forecasts and statements made of future expectations underlying these forward-looking statements which could cause actual results, performance, outcomes or events to differ materially from those expressed or implied in these forward-looking statements, which include, but are not limited to: the extent and pace of climate change, including the timing and manifestation of physical and transition risks; the macroeconomic environment; uncertainty around future climate-related policy, including the timely implementation and integration of adequate government policies; the effectiveness of actions of governments, legislators, regulators, businesses, investors, customers, and other stakeholders to mitigate the impact of climate and sustainability-related risks; changes in customer behavior and demand, changes in the available technology for mitigation and the effectiveness of any such technologies, as some of these new technologies may be unproven; the roll-out of low carbon infrastructure; the availability and adoption of renewable energy within in our value chain; the development of carbon capture, circular utilization, and sequestration technologies, including the adoption of cost-effective carbon-related technologies such as carbon capture, utilization, and storage (“CCUS”); the availability of accurate, verifiable, reliable, consistent, and comparable climate-related data; lack of transparency and comparability of climate-related forward-looking methodologies; variation in approaches and outcomes, as variations in methodologies may lead to under or overestimates and consequently present exaggerated indication of climate-related risk; and reliance on assumptions and future uncertainty (calculations of forward-looking metrics are complex and require many methodological choices and assumptions). Accordingly, undue reliance should not be placed on these forward-looking statements. Furthermore, changing national and international standards, industry and scientific practices, regulatory requirements, and market expectations regarding climate change, which remain under continuous development, are subject to different interpretations. There can be no assurance that these standards, practices, requirements, and expectations will not be interpreted differently than our understanding when defining sustainability-related ambitions and targets or change in a manner that substantially increases the cost or effort for us to achieve such ambitions and targets. UNLESS OTHERWISE NOTED, ALL FIGURES ARE PRESENTED IN DOLLARS, BASED ON INTERNATIONAL FINANCIAL REPORTING STANDARDS, AS APPLICABLE Copyright Cemex, S.A.B. de C.V. and its subsidiaries

Key priorities shaping transition • Moving from a decade of recovering financial stability to sustainable and profitable growth • Focus on operational excellence, increased free cash flow and enhanced shareholder returns • Streamlined organizational transformation to simplify and empower regional operations through Project Cutting Edge • Full commitment to disciplined capital allocation aimed at maximizing shareholder return • Growth strategy shifting to accretive small to mid-size acquisitions in the US 1) [] 3

1Q25: Resilient sales with EBITDA aligned to FY expectations Net Sales EBITDA Controlling FCF from Interest Net Operations Income -1% l-t-l -10% l-t-l +189% -7% -18% 3,942 734 731 3,649 601 254 -159 -270 1Q24 1Q25 1Q24 1Q25 1Q24 1Q25 1Q24 1Q25 EBITDA Margin 18.5% 16.5% Millions of U.S. dollars Torre Helea, Puebla, Mexico 4

Higher consolidated prices on a sequential basis 1Q25 Pricing CONSOLIDATED PRICES YoY and QoQ% 1Q25 (l-t-l) 6% 2% 2% 2% EUROPE USA 1% -1% 0% -2% -1% 1% 2% 2% -1% 1% 3% 2% 2% 4% 5% 5% MEX 3% EMEA 0% -1% Sequential (4Q24 to 1Q25) 5% 3% 5% -2% 1 Cement 0% 2% 3% 5% Ready-mix 3% Aggregates 0% SCAC 6% 5% 8% 1) Domestic gray cement 5 Note: All price variations are based on FOB prices. For Cemex and all its regions, prices are calculated on a volume-weighted average basis at constant foreign-exchange rates

Volume recovery in EMEA partially offsetting transitory Mexican headwinds 1Q25 CONSOLIDATED VOLUMES YoY % Volume Growth YoY % Volume Growth (l-t-l) 2% 1% 1% USA -3% EUROPE -4% -4% -10% -2% -4% MEX 9% -6% 6% 4% -9% EMEA -14% 1 Cement 6% 4% 3% Ready-mix SCAC Aggregates 6 1) Domestic gray cement

Urbanization Solutions mainly reflecting conclusion of large projects in Mexico Sales EBITDA EBITDA margin -14% l-t-l -12% l-t-l +0.5pp -22% -19% 637 94 15.2% 14.7% 76 500 1Q24 1Q25 1Q24 1Q25 1Q24 1Q25 Millions of U.S. dollars 7 7

EBITDA explained by volumes, operating leverage and maintenance brought forward EBITDA Waterfall -10% -18% 731 -34 -5 18 -26 -15 8 658 -20 -57 601 1Q24 Volume Price Var. Cost Fixed Cost SG&A & Growth Inv. Other 1Q25 FX 1Q25 Freight & l-t-l reported Urbanization Solutions EBITDA margin -2.0pp 18.5% 16.5% COGS as 66.3% 68.9% +2.6pp % of Sales 8 Millions of U.S. dollars

Relevant progress on Project Cutting Edge Main Ongoing Initiatives 2025 Savings 2025 Savings US$150 million SUPPLY CHAIN, LOGISTICS AND PROCUREMENT • AI-enabled solutions for global procurement spend optimization and efficiency gains • Distribution network rightsizing Distribution 39% & Procurement OPERATIONS • Power and fuel mix optimization Energy • Costs - operating efficiency & maintenance optimization 17% • SG&A Costs 27% FREE CASH FLOW SAVINGS • Enhancements in interest payments & maintenance capex SG&A 17% Targeting at least US$150 M in EBITDA savings in 2025 and US$350 M by 2027 9

Disciplined capital allocation focused on maximizing shareholder return Reviewing growth Transitioning Continue capex pipeline to from growth Capital allocation deleveraging to ensure attractive capex strategy to decisions driven further derisk return metrics accretive small by maximizing and increase under current to mid-size shareholder operational free demand acquisitions return cash flow conditions in the US 10

Regional Highlights Aldea Nizuc, Cancún, Mexico 11

Mexico: Government transition year with difficult comparison base

Millions of U.S. dollars	1Q25	YTD 1Q25
Sales	981	981
% YoY (l-t-l)	(9%)	(9%)
EBITDA	308	308
% YoY (l-t-l)	(10%)	(10%)
EBITDA margin	31.4%	31.4%
pp var	(0.5pp)	(0.5pp)

- FX impact of $65 million, explaining close to 60% of EBITDA variation
- Prior year pre-electoral spend in infrastructure projects and rural roads explains ~50% of decline in cement volumes
- Sequential price increase of 5% in cement more than offsetting cost inflation, leading to resilient margin performance
- State-level infrastructure and industrial projects driving demand in northeast & central regions
- Expect activity to improve in 2H25 on the back of infrastructure, rural roads, social housing and industrial


CEMEX

Gran Acuario Mazatlán "Mar de Cortés", Mazatlán, Mexico

12

U.S.: Performance impacted by weather

Millions of U.S. dollars	1Q25	YTD 1Q25
Sales	1,190	1,190
% YoY (l-t-l)	(4%)	(4%)
EBITDA	190	190
% YoY (l-t-l)	(20%)	(20%)
EBITDA margin	15.9%	15.9%
pp var	(3.3pp)	(3.3pp)

- Freeze conditions and one less working day explaining full cement and ready-mix volume variation
- Brought forward scheduled maintenance due to bad weather with almost half of annual maintenance executed in 1st quarter
- Margin explained by maintenance and volumes; pricing continues to offset input cost inflation
- Cemex with competitive advantage in global cement tariff scenario with increased domestic production and access to Mexican imports
- Infrastructure and industrial & commercial sectors expected to continue driving demand


CEMEX
CEM
35%
RMX &
Urb. Sol.
25%
1Q25
EBITDA
40%
AGG

1550 On The Green, Houston, United States
Photo credit: Skanska

13

EMEA: Recovery story continues YTD Millions of U.S. dollars 1Q25 1Q25 Sales 1,070 1,070 % YoY (l-t-l) 5% 5% EBITDA 117 117 % YoY (l-t-l) 49% 49% EBITDA margin 10.9% 10.9% pp var 2.9pp 2.9pp • Higher volumes and prices, operating leverage as well as Project Cutting Edge initiatives led to EBITDA growth and margin expansion MEA • Low-single digit sequential price increases in Europe 41% 1Q25 • Improving volume trend in most countries in Europe; weather impacted EBITDA 59% Eastern Europe Europe • Expect EU funded infrastructure spending to drive demand • Strong demand environment in the Middle East and Africa, as conditions stabilize One Za’abeel Dubai, UAE 14

SCAC: Formal sector driving demand YTD 37% Rest Millions of U.S. dollars 1Q25 1Q25 1Q25 EBITDA Sales 314 314 43% % YoY (l-t-l) 5% 5% 20% TCL EBITDA 61 61 COL % YoY (l-t-l) (2%) (2%) EBITDA margin 19.6% 19.6% pp var (1.1pp) (1.1pp) • Positive pricing sequentially and year-over-year • Formal sector driving demand in the region, with ready-mix volumes increasing 8% and 10% in Colombia and Panama, respectively • Higher operating efficiency and lower clinker factor supporting performance • Urbanization Solutions reached EBITDA growth of +16% Ciudad de las Artes, Panamá, Panamá 15

Financial Developments Pelješac Bridge, Pelješac, Croatia Built with Vertua Concrete, part of our Vertua family of products with sustainable attributes

Record Net Income with FCF impacted by EBITDA Controlling Net Income 1Q24 1Q25 Var. +2.9x EBITDA 731 601 -130 734 Net interest paid -143 -109 34 Maintenance capex & lease payments -153 -174 -21 254 Working Capital -445 -486 -41 Net taxes paid -172 -59 113 1Q24 1Q25 Other cash expenditures -24 -75 -51 Sale of fixed assets 13 35 22 Avg. WC days FCF from discontinued operations 35 -3 -38 1Q24 1Q25 FCF from Operations -159 -270 -111 -7 Our Peso hedging strategy fully covers our Mexican operating cash flow -13 Millions of U.S. dollars 17

2025 Outlook Gilbert Chabroux School, Lyon, France Built with Insularis, part of our Vertua family of products with sustainable attributes

1 2025 Outlook • Focusing on variables we can control given lack of visibility and market volatility • Expansion of Project Cutting Edge to reshape cost structure and streamline organization • Recognizing risks in macro outlook and incremental savings from Project Cutting Edge, we continue to expect flat EBITDA performance for 2025 • Free cash flow from Operations guidance expected to deliver $500 million in 2 savings in 2025 • Optimistic on volume growth in EMEA and SCAC, while expecting better performance in Mexico and stable dynamics in the US in second half 2025 • Pricing strategy aims to more than compensate for input cost inflation • Flexibility to weather potential cement tariffs scenarios • Strong liquidity and financial position to navigate potential downturn 1) Reflects Cemex’s expectations as of April 28, 2025 19 19 2) Based on expectations for net interest paid, maint. capex, change in working capital, net taxes paid and incl. coupons on subordinated notes

Appendix International Museum of Baroque, Puebla, Mexico

1 FCF Items & Energy – Outlook 2025 Energy cost/ton of cement produced High single-digit % decrease ~$800 million Maintenance Capital expenditures ~$600 million Growth Investment in working capital No incremental investment Cash taxes ~$450 million 2 Net interest paid ~$100 million decrease 1) Reflects Cemex’s expectations as of April 28, 2025 2) Including the coupons of subordinated notes with no fixed maturity and the effect of our cross-currency swaps 21

1 2025 volume guidance : selected countries/regions Cement Ready-mix Aggregates Flat Low-single digit increase Flat CEMEX Mid-single digit decline Mid-single digit decline Low-single digit decline Mexico Low-single digit decline Low-single digit decline Low-single digit decline USA Mid-single digit increase Low-single digit increase Low-single digit increase EMEA Europe Mid-single digit increase Low-single digit increase Low-single digit increase MEA Mid-single digit increase Mid-to-high-single digit increase Mid-to-high-single digit increase SCAC Mid-single digit increase Mid-single digit increase N/A 1) Reflects Cemex’s expectations as of April 28, 2025. Volumes on a like-to-like basis. All volume guidance in this slide means in percentage terms vs 2024 22

Urbanization Solutions Sales Operating EBITDA -14% l-t-l -12% l-t-l -19% -22% 94 637 13% Circularity 20% 76 500 13% Industrialized 14% 17% 26% Construction 14% 9% 28% Related 52% 23% 44% Services Performance 38% 42% 21% 25% Materials 1Q24 1Q25 1Q24 1Q25 Op. EBITDA 14.7% 15.2% +0.5pp margin MEX US EMEA SCAC MEX US EMEA SCAC By region 4% 8% 41% 30% 24% 34% 29% 29% 1Q25 Millions of U.S. dollars Calzada del Valle, San Pedro Garza García, Mexico 23

Consolidated volumes and prices YTD 1Q25 vs. 1Q25 vs. 1Q24 1Q25 vs. 4Q24 YTD 1Q24 Volume (2%) (2%) (5%) Domestic gray Price (USD) (7%) (7%) 2% cement Price (l-t-l) 2% 2% 2% Volume 1% 1% (7%) Ready mix Price (USD) (4%) (4%) 3% Price (l-t-l) 0% 0% 2% Volume (4%) (4%) (10%) Aggregates Price (USD) (1%) (1%) 4% Price (l-t-l) 2% 2% 4% All price variations are based on FOB prices. Price (l-t-l) calculated on a volume-weighted average basis at constant foreign-exchange rates 24

1Q25 volume and price summary Domestic gray cement Ready mix Aggregates 1Q25 vs. 1Q24 1Q25 vs. 1Q24 1Q25 vs. 1Q24 Volume Price (USD) Price (LC) Volume Price (USD) Price (LC) Volume Price (USD) Price (LC) Mexico (9%) (14%) 5% (6%) (14%) 5% (14%) (18%) (1%) U.S. (3%) (1%) (1%) (4%) 1% 1% (10%) 6% 6% EMEA 4% (4%) 3% 9% (1%) (0%) 6% (3%) (2%) Europe 1% (2%) (1%) (4%) 0% 2% 2% (3%) (2%) MEA 10% (1%) 38% 30% 2% 3% 19% 2% 2% SCAC 3% 1% 3% 6% (0%) 5% 4% (3%) 0% All price variations are based on FOB prices. Price (LC) for EMEA, Europe, MEA, and SCAC calculated on a volume-weighted-average basis at constant foreign-exchange rates 25

Free Cash Flow from Operations January - March First Quarter 2024 2025 % var 2024 2025 % var Operating earnings before other expenses, net 4 21 292 -31% 421 2 92 -31% Depreciation and amortization of assets 310 309 310 309 Operating EBITDA 731 6 01 -18% 731 6 01 -18% Net Interest Paid (143) (109) (143) (109) 1 Maintenance capital expenditures & lease payments (153) (174) (153) (174) Change in working capital (445) (486) (445) (486) Net Taxes Paid (172) (59) (172) (59) Other cash expenditures (24) (75) (24) (75) Proceeds from sales of fixed assets 13 35 13 35 Free cash flows from discontinued operations 35 (3) 35 (3) Free cash Flow from Operations (159) (270) -70% (159) (270) -70% Millions of U.S. dollars 26 1) Including lease payments of US$71 million both in 1Q25 and 1Q24

Net Debt Variation YTD Net Debt Waterfall (US$ M) -$252 147 5,836 270 5,584 (862) 87 26 50 30 Net debt FCF from Growth capex Acquisitions Dividends Inv. in Coupons on Others net Net debt December operations and disposals intangible subordinated March 2024 assets notes 2025 Millions of U.S. dollars 27

Debt maturity profile as of March 31, 2025 1 1 Total debt as of March 31, 2025: $6,763 million Total debt by instrument Average life of debt: 4.0 years 55% Main bank debt agreements 26% Other bank debt Fixed Income 17% Leases 2% 1,425 1,164 1,125 925 894 836 392 2025 2026 2027 2028 2029 2030≥2031 Millions of U.S. dollars 28 1) Total debt excluding subordinated notes

Additional information on debt Other MXN 4% First Quarter Fourth Quarter 6% 2024 2025 % var 2024 Euro 1 7,844 6,763 (14%) 6,700 20% Total debt 3 Currency Short-term 4% 13% 7% denomination U.S. dollar Long-term 96% 87% 93% 70% Cash and cash equivalents 476 1,179 148% 864 Net debt 7,369 5,584 (24%) 5,836 2 7,371 5,606 (24%) 5,802 Net debt per bank agreement 2 2.18 1.90 1.81 Leverage ratio Variable 33% 2 7.80 7.20 7.26 Coverage ratio 3 Interest rate Fixed 67% Millions of U.S. dollars. 1) Includes leases, in accordance with IFRS 2) Calculated in accordance with our contractual obligations under our main bank debt agreements 3) Includes the effect of our interest rate and cross-currency derivatives, as applicable 29

Notes and Definitions SCAC South, Central America and the Caribbean EMEA Europe, Middle East and Africa MEA Middle East, and Africa When providing cement volume variations, refers to domestic gray cement operations (starting in 2Q10, the base for reported cement volumes changed Cement from total domestic cement including clinker to domestic gray cement) LC Local currency l-t-l (like to like) On a like-to-like basis adjusting for currency fluctuations and for investments/divestments when applicable Investments incurred for the purpose of ensuring the company’s operational continuity. These include capital expenditures on projects required to replace Maintenance capital obsolete assets or maintain current operational levels, and mandatory capital expenditures, which are projects required to comply with governmental expenditures regulations or company policies When referring to reportable segment sales, revenues are presented before eliminations of intragroup transactions. When referring to Consolidated Sales Sales, these represent the total revenues (Net Sales) of the company as reported in the financial statements. EBITDA Means Operating EBITDA: Operating earnings before other expenses, net plus depreciation and operating amortization EBITDA margin Means Operating EBITDA margin: which is calculated by dividing our “Operating EBITDA” by our sales Free cash flow from Cemex defines it as Operating EBITDA minus net interest paid, maintenance capital expenditures, maintenance lease payments, fixed asset sales, change operations in working capital, net taxes paid, and other cash expenditures Investment in intangible assets Investments and expenses incurred in the development of internal-use software, industrial property, and trademarks. IFRS International Financial Reporting Standards, as issued by the International Accounting Standards Board Pp Percentage points Prices All references to pricing initiatives, price increases or decreases, refer to our prices for our products Growth capital expenditures Investments incurred with the purpose of increasing the company’s profitability. These include capital expenditures on projects designed to increase profitability by expanding capacity, and margin improvement capital expenditures, which are projects designed to increase profitability by reducing costs USD/U.S. dollars U.S. dollars % YoY Year-over-year percentage variation for the same period of the previous year 30

Contact Information Investors Relations Stock Information In the United States: NYSE (ADS): +1 877 7CX NYSE CX In Mexico: Mexican Stock Exchange +52 81 8888 4327 (CPO): CEMEX.CPO ir@cemex.com Ratio of CPO to ADS: 10 to 1